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                                                                     EXHIBIT 5.3

                   [LETTERHEAD OF BINGHAM, DANA & GOULD LLP]



                                                         November 12, 1996

Mobil Corporation
3225 Gallows Road
Fairfax, VA 22037-0001



                RE: MOBIL CORPORATION
                    PASS THROUGH CERTIFICATES
                    --------------------------

Ladies and Gentlemen:

        We are acting as special counsel to State Street Bank and Trust Company, individually ("SSB"), and as Pass Through Trustee (the "Pass Through Trustee") under the Pass Through Trust Agreement (the "Agreement"), between Mobil Corporation, Mobil Marine Finance Company I Inc., Mobil Marine Finance Company II Inc., Mobil Lease Finance Company Inc., Mobil Chemical Finance (Texas) Inc., Mobil Chemical Finance (Louisiana) Inc., Mobil Petrorail Finance Inc., Mobil Transport Finance Company Inc., Mobil Equipment Finance Company Inc. (collectively, the "Mobil Affiliates") and the Pass Through Trustee. Pursuant to the Agreement and as supplemented by a Trust Supplement, the Pass Through Trustee will issue Pass Through Certificates, in an aggregate principal amount of up to $650,000,000 ("Pass Through Certificates"), registered with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "1933 Act"), by a Registration Statement on Form S-3 (File No 333-13457), as amended (the "Registration Statement"). Except as otherwise defined herein, terms used herein shall have the meanings set forth in the Agreement.

        Our representation of the Pass Through Trustee has been as special counsel for the purposes stated above. As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind), we have relied entirely upon (i) the representations of the parties set forth in the Operative Documents and (ii) certificates delivered to us by the man-
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Mobil Corporation                       2                      November 12, 1996

agement of SSB and have assumed, without independent inquiry, the accuracy of those representations and certificates.

  We have examined the Agreement, the Pass Through Certificates, the discussion in the Prospectus, dated November 12, 1996, applicable to the issuance of the Pass Through Certificates constituting part of the Registration Statement (the "Prospectus") entitled "Certain Massachusetts Taxes," and originals or copies certified or otherwise identified to our satisfaction, of other such records, documents, certificates, or other instruments as we have deemed necessary or advisable for the purposes of this opinion.

  We have assumed the genuineness of all signatures (other than those on behalf of SSB and the Pass Through Trustee), the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document (other than on behalf of SSB and the Pass Through Trustee).

  Each opinion set forth below relating to the enforceability of any agreement or instrument against the Pass Through Trustee, is subject to the following general qualifications:

          (i) as to any agreement to which the Pass Through Trustee, as applicable, is a party, we assume that such agreement is the legal, valid and binding obligation of each party (other than the Pass Through Trustee) thereto;

        (ii) the enforceability of any obligation of the Pass Through Trustee may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, marshalling and other similar laws and rules of law affecting the enforcement generally of creditors
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Mobil Corporation                       3                    November 12, 1996


        rights and remedies (including such as may deny giving effect to waivers of debtors' or guarantors' rights); and

                (iii) the enforcement of any rights and the availability of any specific or equitable relief of any kind may in all cases be subject to an implied duty of good faith and to general principles of equity (regardless of whether such enforceability or relief is considered in a proceeding at law or in equity).

                Subject to the limitation set forth below, we have made such examination of law as we have deemed necessary for the purposes of this opinion. The opinions set forth in paragraphs 1 and 2 below are based on and limited to the Federal laws of the United States and the internal substantive laws of the States of New York and Massachusetts. The opinion set forth in paragraph 3 below is based on and limited to the internal substantive laws of the Commonwealth of Massachusetts. Insofar as the matters referred to herein relate to the laws of the State of New York, we have relied entirely upon the opinion of even date herewith of Debevoise & Plimpton and the opinions set forth herein are subject to each of the qualifications and assumptions contained in said opinion. No opinion is expressed herein as to the application or effect of federal securities laws or as to the securities or so-called "Blue Sky" laws of any state or other jurisdiction. In addition, no opinion is expressed as to matters governed by any law, statute, rule or regulation of the United States relating to the acquisition, ownership, registration, use, operation, maintenance, repair, replacement or sale of or the nature of the Leased Property.

                Based on and subject to the foregoing, we are of the opinion that:

                1. The execution, authentication, delivery and performance by the Pass Through Trustee of the Pass Through
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Mobil Corporation                       4                     November 12, 1996

Certificates and the Agreement have been duly authorized by SSB.

        2. With respect to the Pass Through Certificates, when (a) a Trust Supplement shall have been duly authorized, executed and delivered by the Mobil Affiliates and the Pass Through Trustee in accordance with the terms and conditions of the Agreement, and (b) the Pass Through Certificates shall have been duly executed, authenticated, issued and delivered by the Trustee and sold as contemplated by each of the Registration Statement, a Prospectus, a Prospectus Supplement, the Agreement and a Trust Supplement, assuming that the terms of the Pass Through Certificates are in compliance with then applicable law, (i) the Agreement as supplemented by said Trust Supplement will constitute a valid and binding obligation of the Trustee enforceable against the Trustee in accordance with its terms, and (ii) the Pass Through Certificates will be validly issued and will be entitled to the benefits of the Agreement and said Trust Supplement.

        3 The discussion in the Prospectus Supplement entitled "Certain Massachusetts Taxes," insofar as it relates to statements of law or legal conclusions, is correct in all material respects.

        We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement, to the use of our name in the second sentence of the first paragraph under the caption "Certain Massachusetts Taxes" in the Prospectus and to the reference to us under the caption "Legal Opinions" in the Prospectus. In giving this consent, we do not thereby admit that we are in the category of person whose consent is required under Section 7 of the 1933 Act or the Rules and Regulations of the Securities and Exchange Commission.

                                              Very truly yours,

                                              /s/ BINGHAM, DANA & GOULD LLP

                                              BINGHAM, DANA & GOULD LLP